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                                                                     Exhibit 2.2


                            ASSET PURCHASE AGREEMENT

            This Asset Purchase Agreement, dated as of June 4, 2003 (this "AGREEMENT"), is entered into by and among Wyo-Tech Acquisition Corp., a Delaware corporation ("BUYER"), East Coast Aero Tech, LLC. a Massachusetts limited liability company ("SELLER"), Samuel R. Morgan III, of Holden, Massachusetts and William S. McLaughlin of Vero Beach, Florida ("OWNERS").

                                   BACKGROUND

            A. Owners are the sole Class A members of Seller, possessing all of the voting rights of Seller.

            B. Seller owns, operates and administers that certain proprietary, post-secondary, aircraft technical training school known as East Coast Aero Tech, located at 150 Hanscom Drive, Bedford, Massachusetts 01730 (the "SCHOOL").

            C. Buyer desires to buy, through the payment of cash and the assumption of certain liabilities of Seller, and Seller desires to sell, substantially all assets and property owned by Seller and used in the business of the School, upon the terms and conditions hereinafter set forth.

                                    AGREEMENT

            In consideration of the mutual covenants contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                     ARTICLE I. SALE AND PURCHASE OF ASSETS

SECTION 1.01 PURCHASED ASSETS TO BE TRANSFERRED. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, convey, transfer and deliver to Buyer at the Closing (as defined herein), and Buyer hereby agrees to purchase from Seller, all of the Seller's right, title and interest in, to and under all of the business, properties, assets, goodwill, rights and claims and property owned by Seller and used in the business of the School of the types set forth below (the "PURCHASED ASSETS"), free and clear of all mortgages, pledges, liens, claims, restrictions, encumbrances and security interests of any kind or nature except as described on Schedule 5.08(b) (such mortgages, pledges, liens, etc., as described on Schedule 5.08(b), the "PERMITTED EXCEPTIONS"), and except for the Excluded Assets (as defined in 1.02 hereof):

      (A) ACCOUNTS RECEIVABLE. All of Seller's accounts receivable, notes receivable and other receivables (and causes of action related to any of the foregoing) ("ACCOUNTS RECEIVABLE");

      (B) INVENTORY. All of Seller's inventory, including without limitation, textbooks, course materials and supplies;

      (C) EQUIPMENT. All of Seller's computer hardware, printers, other data processing equipment, other machinery and equipment, furniture, fixtures, leasehold improvements, furnishings, classroom equipment, tools and other tangible personal property used at the School;

      (D) RECORDS. All of Seller's records related to or used in connection with the operation of the School or pertaining to the Purchased Assets, including, without limitation, all student records, ledgers, financial statements and records, operating data, correspondence, employment records,


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            placement records, marketing materials, information and data, mailing lists and copies of all documents and other information and data filed by Seller with any state, federal or local government authority or any guaranty or accrediting agency, whether on computer disk, in paper form or otherwise, excluding personal records of Owners and Seller's tax returns, subject to reasonable inspection rights of Buyer described and set forth in Section 7.6 of this Agreement;

      (E) CONTRACTS AND LEASES. All of the rights of Seller under contracts, purchase orders and leases applicable to the School to which Seller is a party entered into in the course of Seller's business, ("Seller's Contracts and Leases"), including, without limitation, those identified as Material Contracts in Schedule 5.09;

      (F) INTELLECTUAL PROPERTY. All rights of Seller with respect to patents, trademarks, service marks, logos, licenses and copyrights (whether or not registered) and all applications and registrations therefor, owned or licensed by Seller, and all rights of Seller with respect to computer programs and software, including those described in
            Schedule 5.10;

      (G) WARRANTY RIGHTS. All rights of Seller relating to or arising out of express or implied warranties, representations or guarantees from suppliers with respect to any of the Purchased Assets, and all causes of action arising therefrom;

      (H) PREPAID EXPENSES. All of Seller's prepaid security, vendor, utility and other deposits and expenses;

      (I) PERMITS. To the extent transferable, Seller's licenses, permits, certifications, approvals and other governmental and regulatory authorizations required under all laws, rules and regulations applicable to or affecting the School, including those described in
            Schedule 5.05(a);

      (J) GOODWILL AND OTHER INTANGIBLES. All of the goodwill and going concern value of the School and all other intangibles used in connection with the School;

      (K) CURRICULUM MATERIALS. All rights of Seller with respect to Curriculum (as defined in Section 5.08(e)) used in connection with the educational programs of the School, whether proprietary or licensed from third parties (including all periodic updates to the curriculum as developed or used by Seller or any such third parties);

      (L) REAL PROPERTY OWNED BY ECAT. Any real property owned by Seller and used in connection with the School, including, without limitation, that certain building described as the "Mayo Building" on the attached Schedule 5.08(a), located at 250 Hanscom Drive, Bedford, MA 01730 (subject to the ground lease described on Schedule 5.08(a)); and

      (M) OTHER ASSETS. All other assets and property of any kind, wherever located, which are owned, leased or licensed by Seller and used in the business of the School (other than the Excluded Assets), including, without limitation, promotional and marketing materials.

SECTION 1.02 EXCLUDED ASSETS. The Excluded Assets shall not be conveyed hereunder. The "EXCLUDED ASSETS" means:

      (A) CASH. All of Seller's cash or cash equivalents on hand at the Closing and Seller's bank accounts relating thereto; and

      (B) OTHER ASSETS. Such other assets as are identified on Schedule 1.02.(b) attached hereto.

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                           ARTICLE II. CONSIDERATION

SECTION 2.01 PURCHASE PRICE. The purchase price payable to Seller in connection with the transfer to Buyer of the Purchased Assets shall be (i) the cash consideration referred to in Section 2.02, plus (ii) the assumption of liabilities of Seller referred to in Section 2.03 (collectively, the "PURCHASE PRICE").

SECTION 2.02 CASH CONSIDERATION. The cash consideration portion of the Purchase Price shall be Two Million, Eight Hundred Fifty Thousand Dollars
($2,850,000.00), payable as follows:

      (a) At the Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds to accounts designated in writing by Seller, One Million Nine Hundred Ninety-five Thousand Dollars ($1,995,000.00) (the "CLOSING PAYMENT");

      (b) At the Closing, Buyer shall deposit to Wells Fargo Bank (or such other bank of national repute as Buyer shall designate) ("ESCROW AGENT"), by wire transfer to an account designated by Escrow Agent, Eight Hundred Fifty-five Thousand Dollars ($855,000.00) (the "DEFERRED PURCHASE FUNDS") which shall be held and distributed to Seller in accordance with the terms of an escrow agreement to be entered into among Owners, Buyer, Escrow Agent and Seller, substantially in the form attached hereto as Exhibit A (the "Escrow Agreement"). The Deferred Purchase Funds shall be held by Escrow Agent, and, subject to the provisions of the Escrow Agreement, shall be distributed by Escrow Agent as follows:

            i. Upon the later to occur of (x) receipt from the Department of Education (the "DOE") of written approval of the change of control of the School and notice that the School has received final re-certification of eligibility (collectively, the "DOE APPROVAL NOTICE") to receive funds administered under Title IV of the Higher Education Act of 1965, as amended ("TITLE IV"), and (y) the final determination of the Post-Closing Purchase Price Adjustment pursuant to Section 2.06 (the date of such payment will hereinafter be referred to as the "SECOND PAYMENT DATE"), Five Hundred Seventy Thousand Dollars ($570,000.00.00), PLUS or MINUS, as the case may be, the amount of the Post-Closing Purchase Price Adjustment, if any (the "SECOND PAYMENT"), by wire transfer of immediately available funds to account(s) designated by Seller; and

            ii. On or prior to the date which is eighteen (18) calendar months after the Closing Date (as defined below) (or on such later date as the amount of Seller's and Owners' indemnification obligations to Buyer with respect to any outstanding claims existing on such eighteen (18) month anniversary have been definitively determined pursuant to the requirements of Sections 9.12 and 9.14, hereinafter the "THIRD PAYMENT DATE"), Two Hundred Eighty-five Thousand Dollars ($285,000.00), MINUS the amount of any of Buyer's Losses determined in accordance with Sections 9.12 and 9.14 that remain unpaid as of such time (the "THIRD PAYMENT"), by wire transfer of immediately available funds to account(s) designated in writing by Seller.

SECTION 2.03 OBLIGATIONS AND LIABILITIES TO BE ASSUMED. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall, by an instrument of assumption to be executed and delivered at the Closing substantially in the form of Exhibit B hereto (the "ASSIGNMENT AND ASSUMPTION AGREEMENT"), assume only the following liabilities (the "ASSUMED LIABILITIES") of Seller and the School: (i) current trade accounts payable and accrued expenses, except to the extent such accounts payable and accrued expenses relate to liabilities of the types described in clauses (i) through (viii) in Section
2.04 below, (ii) all capital lease obligations (including current portion),
(iii) the School's teach-out obligation with respect to students enrolled as of the Closing, (iv) a long term obligation of

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Seller for leasehold improvements in the approximate amount of $17,800, including current portion, as more particularly described on Schedule 2.03, (v) a deferred tuition revenue, (vi) Seller's duties, liabilities and obligations (whether of payment, performance or otherwise) arising on or after the Closing Date with respect to the Facilities leases and Seller's Contracts and Leases,
(vii) a deferred scholarship with an outstanding balance of $20,640, as more particularly described on Schedule 2.03, and (viii) a term loan with an approximate outstanding principal balance of $25,700, as more particularly described on Schedule 2.03.

SECTION 2.04 EXCLUDED LIABILITIES. Buyer shall not assume, or otherwise be responsible for, any liabilities or obligations (whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown) (collectively, the "EXCLUDED LIABILITIES") of Seller, any other owner or operator of the School prior to the Closing Date, or any Affiliate of any of the foregoing, other than those liabilities and obligations which have been specifically assumed by Buyer pursuant to Section 2.03. The "Excluded Liabilities" shall include, without limitation, any liabilities or obligations to the extent that they relate to, are connected with, are based upon or arise out of the following: (i) regulatory liabilities imposed by the DOE and/or the applicable state regulatory agencies with respect to Seller and/or the School for periods prior to the Closing Date, (ii) liabilities relating to employees of Seller and the School for periods prior to the Closing Date (including, without limitation, salary, bonuses, payroll taxes payable, accrued vacation liability or other compensation or benefits), (iii) liabilities with respect to accounts payable incurred on or before the Closing Date that are set forth on Schedule 2.04, (iv) liabilities and costs (including those incurred post-Closing) associated with or caused by a determination by the DOE that Seller and/or the School have not demonstrated compliance with 34 CFR 668.15 (Factors of Financial Responsibility) and 34 CFR 668.16 (Standards of Administrative Capability) for dates and periods prior to Closing Date, (v) Tax liabilities of Seller or the Owners (including, without limitation, any sales tax liabilities in connection with this Agreement), (vi) liabilities with respect to the claims referenced on
Schedule 5.14 hereto, (vii) liabilities associated with Seller's line of credit or other long-term debt of Seller (including current portion), except as specifically set forth in subsections (iv), (vii) and (viii) of Section 2.03 above, (viii) any intercompany payables or debt (whether to any of the Owners or any Affiliate of Seller or the Owners) and (ix) any other liability or obligation which has not been specifically assumed by Buyer pursuant to Section
2.03. For purposes of this Agreement, the term "AFFILIATE" of any Person means any other Person who directly or indirectly controls, is controlled by, or is under common control with such Person.

SECTION 2.05 ALLOCATION OF PURCHASE PRICE. Buyer and Seller agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with the allocation set forth in Schedule 2.05 attached hereto. Buyer and Seller agree that each will report the federal, state and local income Tax and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and that neither will take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation or otherwise. For the purposes of this Agreement, the term "TAX" or "TAXES" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any governmental entity, and any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof.

SECTION 2.06 POST-CLOSING PURCHASE PRICE ADJUSTMENT. Seller agrees that at 12:01 a.m. on the Closing Date the Seller's financial condition shall meet all generally applicable financial requirements and ratios of the DOE, applicable state educational regulators and any other applicable accrediting bodies with respect to the Schools as of the Closing Date, and Seller shall have "Tangible Net Equity" (as defined below) of no less than Five Hundred Sixty-Two Thousand Nine Hundred Fifty-Four Dollars ($562,954) (the "NET EQUITY FLOOR"), and "Net Working Capital" (as defined below) of no less than Two Hundred Ninety-Eight Thousand Two Hundred Nine Dollars

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($298,209) ("WORKING CAPITAL FLOOR"), each calculated in accordance with GAAP, applied on a basis consistent with the Seller's historical accounting practices. Such amounts shall be determined and such requirements and ratios calculated based upon the Closing Balance Sheet described in Section 2.07. If Tangible Net Equity at 12:01 a.m. on the Closing Date is less than the Net Equity Floor, and/or (ii) the Net Working Capital at 12:01 a.m. on the Closing Date is less than the Working Capital Floor, then the Purchase Price shall be reduced, dollar-for-dollar, by a dollar amount equal to the amount of cash which would be required to bring both such requirements into compliance (hereinafter, the "POST-CLOSING PURCHASE PRICE REDUCTION"). If the Tangible Net Equity at 12:01 a.m. on the Closing Date exceeds the Net Equity Floor, and (ii) the Net Working Capital at 12:01 a.m. on the Closing Date exceeds the Working Capital Floor, then the Purchase Price shall be increased, dollar-for-dollar, by a dollar amount equal to the lesser of (A) the amount by which the Tangible Net Equity exceeds the Net Equity Floor, or (B) the amount by which the Net Working Capital exceeds the Working Capital Floor (hereinafter, the "POST-CLOSING PURCHASE PRICE INCREASE," and referred to herein alternatively with the Post-Closing Purchase Price Reduction as a "POST-CLOSING PURCHASE PRICE ADJUSTMENT"). If the Post-Closing Purchase Price Reduction results in a decrease in the Purchase Price which is less than the amount of the Second Payment, then the amount of the Second Payment to be paid by Buyer to Seller in accordance with Section 2.02(b) shall be reduced by the amount of the Post-Closing Purchase Price Reduction. If there is a Post-Closing Purchase Price Increase, then the amount of the Second Payment to be paid by Buyer to Seller in accordance with Section 2.02(b) shall be increased by the amount of the Post-Closing Purchase Price Increase and shall be paid as set forth therein. If the Post-Closing Purchase Price Reduction is greater than the amount of the Second Payment, then Buyer shall not be required to make the Second Payment to Seller in accordance with
Section 2.02(b), and Seller shall pay to Buyer, within three (3) business days following the final determination of the Post-Closing Purchase Price Adjustment, by wire transfer of immediately available funds to the account number designated by Buyer, the amount by which the Post-Closing Purchase Price Adjustment exceeds the Second Payment. For purposes hereof, "TANGIBLE NET EQUITY" shall mean the excess of the consolidated tangible Purchased Assets (including accounts receivable, net of allowance for doubtful accounts) of the Seller over the consolidated Assumed Liabilities of the Seller as of the Closing Date, as adjusted and calculated in accordance with the procedures established for determining the Closing Balance Sheet in Section 2.07. For purposes hereof, "NET WORKING CAPITAL" shall mean the sum of (A) all current Purchased Assets of the Seller as reflected on the Closing Balance Sheet, minus the sum of (B) all current Assumed Liabilities of the Seller as reflected on the Closing Balance Sheet. Attached to this Agreement as Schedule 2.06 is an audited Balance Sheet of the Seller dated as of December 31, 2002 (the "12/31/02 Balance Sheet"), together with an attached spreadsheet showing the calculation of Seller's Tangible Net Equity and Net Working Capital based thereon. The Seller's Tangible Net Equity and Net Working Capital shall be calculated and adjusted in accordance with the procedures established for determining the Closing Balance Sheet in Section 2.07 and shall reflect accounts and entries consistent with the accounting methodology and procedures used for establishing the 12/31/02 Balance Sheet.

SECTION 2.07 POST-CLOSING AUDIT. (A) Within five (5) business days of the Closing Date, Seller shall deliver to Buyer true and correct copies of all financial books and records of Seller necessary for Buyer to prepare a balance sheet of Seller dated as of the Closing Date. Within twenty (20) business days after receipt of such books and records from Seller, Buyer shall prepare, and have audited, a balance sheet dated as of the Closing Date (the "CLOSING BALANCE SHEET") on which shall be shown the purchased current assets and the assumed current liabilities of Seller as of the Closing Date, and from which the Tangible Net Equity and Net Working Capital of Seller can be calculated.

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            (B) The Closing Balance Sheet shall be prepared in accordance with
Generally Accepted Accounting Principles ("GAAP"), applied on a basis consistent with Seller's past practices, and audited by Almich & Associates ("ALMICH") in accordance with Generally Accepted Government Auditing Standards ("GAGAS"). Upon receipt of the Closing Balance Sheet prepared by Buyer, Seller shall have fifteen (15) business days in which to review it and either accept it or identify objections by written notice to Buyer. If, within fifteen (15) business days following delivery of the Closing Balance Sheet to Seller, Seller has not given notice to Buyer of objections to the Closing Balance Sheet (such notice must contain a statement of the basis of Seller's objections in reasonable detail), then the calculations of Tangible Net Equity and Net Working Capital as shown on the Closing Balance Sheet shall be used in computing the Post-Closing Purchase Price Adjustment, if any. If exceptions or objections are noted by Seller, Buyer, Seller and their respective accountants shall meet to resolve the dispute. If such dispute has not been resolved within fifteen (15) business days after Seller gives notice of an objection, then the issues in dispute shall be submitted to a "Big 4" accounting firm with which neither Seller nor Buyer has a prior relationship (the "ACCOUNTANTS") for resolution. If the issues are submitted to the Accountants for resolution: (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to such party (or its accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to the parties, will be binding and conclusive on the parties; and (iii) Buyer, on the one hand, and Seller, on the other hand, will each bear 50% of the fees of the Accountants for such determination. The amount of Seller's Tangible Net Equity and Net Working Capital for all purposes of this Agreement shall be as determined in accordance with this Section 2.07.

                              ARTICLE III. CLOSING

SECTION 3.01 CLOSING. Consummation of the purchase and sale of the Purchased Assets contemplated hereby is referred to herein as the "CLOSING," and the date on which the Closing takes place is referred to herein as the "CLOSING DATE." The Closing shall take place, as soon as practicable following satisfaction or waiver of all conditions precedent to the parties' obligations to close, at the offices of Buyer at 6 Hutton Centre Drive, Suite 400, Santa Ana, California. Delivery of documents at the Closing may be accomplished by facsimile, to be followed by delivery of originals by overnight courier of national reputation on the day after the Closing. The Closing shall be effective at 12:01 a.m. on the Closing Date.

SECTION 3.02 DELIVERIES BY SELLER AT CLOSING. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

      (a) Certified resolutions of Seller's managers and, if required by applicable law, Seller's members, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

      (b) a duly executed Bill of Sale substantially in the form of Exhibit C hereto (the "BILL OF SALE") and such other instruments of conveyance as shall, in the opinion of Buyer and its counsel, be necessary to vest in Buyer title to the Purchased Assets;

      (c)   a duly executed counterpart of the Assignment and Assumption
            Agreement;

      (d) An officers' certificate signed by the President and the chief executive officer of Seller, or such other officer reasonably acceptable to Buyer, certifying (i) as to the representations, warranties

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            and covenants of Seller made herein as provided in Sections 8.01(a), and 8.01(c), and (ii) as to the absence of a material adverse change as provided in Section 8.01(b);

      (e) Duly executed estoppel certificates and consents to assignment of lease (executed by the landlords of the Facilities (as defined below));

      (f) A duly executed counterpart of an Assignment and Assumption of Lease for each of the Facilities in form and substance satisfactory to Buyer and its counsel (the "LEASE ASSIGNMENT");

      (g) A Non-Competition Agreement in form and substance reasonably satisfactory to Buyer and its counsel (the "NON-COMPETITION AGREEMENT"), executed by Seller and each of the Owners, in which Seller and the Owners shall have agreed to not participate, for a period of five (5) years after the Closing Date, in the business of proprietary, post-secondary technical education in any state from which the School drew students during the three (3) calendar years prior to the Closing Date;

      (h) The Escrow Agreement, duly executed on counterparts by Seller, the Owners and the Escrow Agent in substantially the form attached hereto as Exhibit A;

      (i) Documentary evidence, reasonably satisfactory to Buyer and its counsel, that all security interests of third parties in the Purchased Assets, including, without limitation, any security interests held by Citizens Bank of Massachusetts, have been or will be terminated as of the Closing Date,

      (j) A consent to assignment, duly executed by Massachusetts Port Authority, agreeing to the assignment under this Agreement by Seller to Buyer of all rights and obligations under that certain Aviation Services Operating Agreement L.G. Hanscom Field, Dated July 1, 1996, by and between Massachusetts Port Authority and Seller;

      (k) Documentary evidence that the Commonwealth of Massachusetts Department of Education has agreed that the existing letter of credit in the face amount of $100,000 issued by Citizens Bank to the Commonwealth of Massachusetts Department of Education for the account of Seller may be returned to Seller for cancellation with Buyer substituting therefore a substitute letter of credit or other collateral acceptable to the Massachusetts Department of Education;

      (l) Customary pay-off letters dated as of the Closing Date from Citizens Bank of Massachusetts, in form and substance reasonably satisfactory to Buyer and its counsel, with respect to the liabilities assumed by Buyer under Section 2.03 (iv) (for leasehold improvements in the approximate amount of $17,800), and Section 2.03 (viii) (for a term loan with an approximate outstanding principal balance of $25,700), and, to the effect that, upon receipt of sums substantially as set forth above, all obligations due to Citizens Bank of Massachusetts by the Seller shall have been fulfilled; and

      (m) Any other documents reasonably requested by Buyer and its counsel to effectuate the transactions contemplated hereby, including, without limitation, all documents reasonably requested by Buyer or its counsel to evidence satisfaction of the Conditions to Closing set forth in Sections 8.01 and 8.02.

SECTION 3.03 DELIVERIES BY BUYER AT CLOSING. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

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      (a)   The Closing Payment;

      (b) Certified resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

      (c)   A duly executed counterpart of the Assignment and Assumption
            Agreement;

      (d) A duly executed counterpart of the Lease Assignments for each of the Facilities;

      (e)   a duly executed counterpart of the Non-Competition Agreement;

      (f) The Escrow Agreement, duly executed on counterparts by Buyer in substantially the form attached hereto as Exhibit A; and

      (g) Any other documents reasonably necessary to effectuate the transactions contemplated hereby.

                            ARTICLE IV. TERMINATION

SECTION 4.01 TERMINATION. This Agreement may be terminated only as follows and in each case only by written notice:

      (a)   At any time by mutual written consent of Seller and Buyer;

      (b) Prior to the Closing, by Buyer if Seller or the Owners shall be in breach of any covenant, undertaking, representation or warranty contained herein, which breach either (a) materially misrepresents the business, operations or financial condition of the Seller as of the date hereof, (b) causes a material adverse change in the business, operations or financial condition of the School or (c) prohibits the satisfaction of a condition to the Closing;

      (c) Prior to the Closing, by Seller if Buyer shall be in breach of any covenant, undertaking, representation or warranty contained herein which breach either (x) constitutes a material misrepresentation by Buyer of its ability to perform its obligations under this agreement, or (y) prohibits the satisfaction of the condition of the Closing;

      (d) Prior to the Closing, by Buyer if the DOE, the Federal Aviation Administration (the "FAA"), the Commonwealth of Massachusetts or any of its agencies, any applicable regulatory body, any guaranty agency or any accreditation agency which provides accreditation for the School (including, but not limited to, the Accrediting Commission of Career Schools and Colleges of Technology (hereinafter, "ACCSCT")) determines that, following the Closing, the School, or any of its programs, will not be (i) certified as eligible to receive funds administered under Title IV, or (ii) licensed to administer its programs in the State of Massachusetts and under FAA regulations in substantially the same manner as such operations are presently conducted by the Seller;

      (e) Prior to the Closing, by Buyer, at its sole and absolute discretion, if, based on the DOE pre-review of the application for certification and provisional extension of certification, Buyer determines that the School will be unable to obtain certification by the DOE subsequent to the Closing Date at any time, in a timely matter, or without being subject to material adverse conditions and Buyer notifies Seller in writing no later than fifteen (15) business days following Buyer's determination thereof that Buyer is electing to terminate this Agreement (and if Buyer


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            fails to notify Seller in writing within such time period, Buyer shall be deemed to have elected not to terminate this Agreement); or

      (f) If the Closing has not occurred on or before September 2, 2003, by Seller or Buyer, by notice to all other parties, at any time thereafter and before the Closing.

SECTION 4.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Buyer or Seller in accordance with the applicable provisions above, this Agreement shall forthwith terminate upon notice thereof duly given in accordance with the provisions hereof, and there shall be no liability of any nature on the part of either Buyer or Seller (or their respective officers or directors) to the other, except for liabilities arising from a breach of this Agreement prior to such termination; provided, however, that Seller's and Owners' obligations under the last sentence of Section 5.20 shall survive the termination of this Agreement.

         ARTICLE V. REPRESENTATIONS AND WARRANTIES OF SELLER AND OWNERS

            As a material inducement to Buyer to enter into this Agreement, to purchase the Purchased Assets and to assume the Assumed Liabilities, Seller and Owners, jointly and severally, hereby represent and warrant (a) as of the date hereof and (b) as of the Closing Date, that:

SECTION 5.01 ORGANIZATION AND REQUISITE POWER. Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, the jurisdiction in which it is formed. Seller has all requisite power and authority to own and operate its properties, to carry on its business as now conducted, to enter into this Agreement and to consummate the transactions contemplated hereunder. Seller is duly qualified to do business in each jurisdiction in which the failure to be so qualified would have an adverse effect on the operation of the School. True and correct copies of Seller's certificate of organization and operating agreement have been furnished to Buyer and reflect all amendments made thereto at any time prior to the date of this Agreement and the Closing Date.

SECTION 5.02 CAPACITY; AUTHORIZATION; BINDING EFFECT. Seller has the power, legal capacity and authority to execute, deliver and perform this Agreement and each other document being executed in connection herewith to which it is a party. Seller has the power, legal capacity and authority to transfer, convey and deliver the Purchased Assets, free and clear of all liens, claims, encumbrances, options, rights and restrictions, except as otherwise disclosed in
Schedule 5.08(b). All corporate and other proceedings required to be taken by or on the part of Seller, including all action required to be taken by the managers or members of Seller, to authorize Seller to enter into and carry out this Agreement and the related documents contemplated herein, have been duly and properly taken. This Agreement has been, and each of the related documents will be at Closing, duly executed and delivered by Seller and constitute, or will when delivered constitute, the valid and binding obligations of Seller, enforceable against Seller, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

SECTION 5.03 OWNERSHIP OF SCHOOL. The School is owned and operated by Seller directly, and no other Person has any ownership interest in the School. No other Person has any right, option, subscription or other arrangement to purchase or otherwise acquire any interest in the School. For purposes of this Agreement, the term "PERSON" shall include any individual, corporation, partnership, joint venture, trust, unincorporated association or government or any agency or political subdivisions thereof.

SECTION 5.04 NO CONFLICTS. Assuming the receipt of all consents, approvals, authorizations, and other actions described in the schedules hereto, including without limitation Schedule 5.04, have been obtained and all filings and notifications in the schedules hereto have been made, the execution, delivery and performance of this Agreement and each other document being executed by Seller in connection herewith, and the consummation by Seller of the transactions contemplated hereby and thereby will not: (a) violate any provisions of law applicable to Seller; (b) with or without the giving of notice or the passage of time, or both, conflict with or result in the breach of any provision of the articles of formation or operating agreement of Seller, or any instrument, license, agreement or commitment to which Seller is a party or by which any of its assets or properties is bound, including the Assumed Contracts (as defined in Section 5.09 hereof); (c) constitute a violation of any order, judgment or decree to which Seller is a party or by which any of its assets or properties is bound; or (d) require any approval of, or filing or registration with, any governmental entity or regulatory authority other than those set forth or described on Schedule 5.04 or Schedule 6.03 attached hereto.

SECTION 5.05 COMPLIANCE WITH LAWS; LICENSES AND PERMITS. Seller is not in violation of any law, regulation or requirement of any governmental authority and Seller has not received notice of any such violation. Seller currently maintains all licenses, accreditations, certificates, permits, consents, authorizations and other governmental or regulatory approvals (the "LICENSES AND PERMITS") necessary for Seller to conduct the business and operations of the School as presently being conducted, including, without limitation, all requisite approvals for the educational and training programs currently offered from the School's institutional accrediting agency and the state in which the Schools operate. Each program offered by the School is an eligible program in compliance with the requirements of 34 C.F.R. Section 668.8. Seller has duly filed all reports and returns required to be filed by it with respect to the School with governmental authorities and accrediting bodies and complied with all stipulations, conditions or other requirements that they have imposed. The Licenses and Permits for the School are in full force and effect, and no proceedings for the suspension or cancellation of any of them is pending or, to the knowledge of Seller, threatened. No application made by Seller for any Licenses and Permits during the last five years has been denied. Schedule 5.05(a) attached hereto is a true, correct and complete list of all Licenses and Permits held by Seller with respect to the School and the governmental authority or accrediting body granting such Licenses and Permits. Seller has delivered to Buyer true and correct copies of all such Licenses and Permits. Seller has received no notice that any of the Licenses and Permits will not be renewed and, to the knowledge of Seller, there is no basis for nonrenewal. The School is accredited as set forth on Schedule 5.05(b) attached hereto, is certified by the DOE as an eligible institution under Title IV and is party to, and in compliance with, a valid program participation agreements with the DOE with respect to the School's operations, and is authorized by the state in which it is located to operate a for-profit postsecondary educational institution. Seller has not received any notice, not previously complied with, in respect of any alleged violation of the rules or regulations of the DOE, any state licensing body, or any applicable accrediting body in respect of the School, including sales and marketing activities, or the terms of any program participation agreement to which it is or was a party. If any such notices have been received and complied with, Seller has disclosed in writing their receipt and disposition to Buyer prior to the execution of this Agreement. Seller is not aware of any investigation or review of Seller's student financial aid programs or any review of the School's state license accreditation by any Person.

SECTION 5.06 RECRUITMENT; ADMISSIONS PROCEDURES; ATTENDANCE; REPORTS. Schedule 5.06(a) attached hereto is a complete list of all policy manuals and other statements of procedures or instruction relating to recruitment of students for the School, including (a) procedures for assisting in the application by prospective students for direct or indirect state or federal financial assistance; (b) admissions procedures, including any descriptions of procedures for insuring compliance with state or federal or other appropriate standards or tests of eligibility; and (c) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course completion and certification (collectively, the "POLICY GUIDELINES"). Schedule 5.06(b) attached hereto sets forth a list of the Policy Guidelines with respect to those students continuing in the School after the Closing Date (the "DISCLOSED GUIDELINES"). Seller has delivered to Buyer true, correct and complete copies of all Policy Guidelines, Disclosed Guidelines and all documents and other information disseminated to students or prospective students. Seller's operations with respect to the School have been conducted in accordance with the Policy Guidelines and all relevant standards imposed by applicable accrediting bodies, agencies administering state or federal governmental programs in which Seller participates, and other applicable laws or regulations. Seller has submitted all reports, audits, and other information, whether periodic in nature or pursuant to specific requests, including, without limitation, all annual compliance audits and audited financial statements, for the School to all agencies or other entities with which such filings are required relating to its compliance with (i) applicable accreditation standards governing its activities and (ii) laws or regulations governing programs pursuant to which Seller or its students receive funding. Materially complete and accurate records for all present and past students attending the School have been maintained consistent with the operations of a school business. All forms and records with respect to the School have been prepared, completed, maintained and filed in accordance with all applicable federal and state laws and regulations, and are true and correct, provided, however, the Seller has, where reasonable and customary, accepted as true, facts and data provided by third parties. All financial aid grants and loans, disbursements and record keeping relating thereto have been completed in compliance with all federal and state requirements, and there are no deficiencies in respect thereto. The School and Seller have complied with the legal requirements that no student at the School be funded prior to the date for which such student was eligible for funding. Seller covenants and agrees that it shall reimburse Buyer for and indemnify Buyer against any fines, penalties, expenses, costs and other losses Buyer may incur as a result of any pre-eligibility funding prior to the Closing Date. The records of each student at the School conform in form and substance to all relevant regulatory requirements.

SECTION 5.07 COHORT DEFAULT RATE. Schedule 5.07 attached hereto sets forth the cohort default rate for the School, calculated in the manner prescribed by the DOE, of all students attending the School receiving assistance pursuant to Title IV programs for the fiscal years 1996 through 2000. Such schedule is correct and accurate in all respects.

SECTION 5.08 TITLE TO AND CONDITION OF THE PURCHASED ASSETS.

      (A) LEASED FACILITIES. The leased facilities described on Schedule 5.08(a) (the "FACILITIES") constitute the only real property used in connection with the operation of the School by Seller.

      (B) LAWS AND REGULATIONS; RECORDS. All of Seller's operations with respect to the School are conducted at the Facilities, and all of the tangible Purchased Assets and records relating to intangible Purchased Assets of the School are located at the Facilities. Other than as set forth in the leases relating to the Facilities, Seller is not under any contractual or other legal obligation, and has not entered into any commitment, to make capital improvements or alterations to the Facilities. The Facilities are not subject to any zoning ordinance or other restrictions which would prohibit the use and enjoyment of the Facilities in the manner in which the Facilities are currently used and the Facilities are not subject to any condemnation proceedings. Each Facility and Seller's use thereof is in compliance with all laws, including, without limitation, the Americans with Disabilities Act.

      (C) TITLE. Seller owns outright, and has good and marketable title to, all of the Purchased Assets, free and clear of all liens, claims and encumbrances, options, rights, and restrictions, other than as set forth on Schedule 5.08(b). Except as set forth on Schedule 5.08(c), all leases for tangible personal property used by Seller in connection with the operation of the School are (i) valid and in full force and effect, (ii) are enforceable in accordance with their terms, and (iii) are capable of being assigned, and will in fact be assigned to Buyer, upon the execution and delivery by Buyer and Seller of the Assignment and Assumption Agreement. Neither Seller nor, to the knowledge of Seller, any of the other parties to any lease, is in default under any such lease, and no event, act or omission has occurred which (with or without notice, the passage of time or the happening or occurrence of any other event) would result in a default thereunder.

      (D) CONDITION OF PURCHASED ASSETS. Except as set forth in Schedule 5.08(d), the tangible Purchased Assets and properties of the Schools which are owned or leased by Seller and used in connection with the operation of the School are in good operating condition, order and repair (reasonable wear and tear excepted), useable in the ordinary course of business consistent with past practice and are sufficient and adequate for all current operations. Except as set forth in
            Schedule 5.08(d), Seller has not received notice of any violation of or default under any law, ordinance, order, regulation or requirement relating to any of the Purchased Assets which remains uncured or has not been resolved.

      (E) TITLE; CONDITION AND QUALITY OF THE CURRICULUM. Seller owns outright, and has good and marketable title to, the Curriculum of the School, free and clear of all encumbrances (except as set forth on Schedule 5.08(b)), and the Closing of this Agreement and the delivery by Seller to Buyer of the Bill of Sale will vest good and marketable title to the Curriculum in Buyer, free and clear of all encumbrances. No employee or Affiliate of Seller or any of the Owners or any other Person owns or has any interest, directly or indirectly, in any part of the Curriculum. Seller does not use any part of the Curriculum by consent of any other Person and is not required to and does not make any payments to others with respect thereto. No component of the Curriculum infringes or violates any copyright, patent, trade secret, trademark, service mark, registration or other proprietary right of any other Person, and Seller's and Owner's past and current use of any part of the Curriculum does not infringe upon or violate any such right. The term "CURRICULUM," as used in this Agreement, means the curriculum used in the educational programs of the Schools in the form of computer programs, slide shows, texts, films, videos or any other form or media, including, without limitation, the following items:
            (1) course objectives, (2) lesson plans, (3) exams, (4) class materials (including interactive or computer-aided materials), (5) faculty notes, (6) course handouts, (7) diagrams, (8) syllabi, (9) sample externship and placement materials, (10) clinical checklists,
            (11) course and faculty evaluation materials, (12) policy and procedure manuals, and (13) other related materials. The Curriculum shall also include, without limitation, (a) all copyrights, copyright applications, copyright registrations and trade secrets relating to the above-listed items and (b) Revisions. The term "REVISIONS," as used in this Agreement, means all periodic updates or revisions to the Curriculum as developed or used by Seller during its period of operation of the School from the beginning of time through the Closing Date.

SECTION 5.09 MATERIAL CONTRACTS. Schedule 5.09 attached hereto lists each of Seller's Contracts and Leases relating to the School or to which any of the Purchased Assets is subject or bound that individually, or together as a series of related contracts involving the same party or parties, or the successors to such party or parties: (a) obligates Seller or its Affiliates to pay an amount of $5,000 or more, (b) has an unexpired term as of the date of this Agreement in excess of six months, (c) was not made in the ordinary course of business, or
(d) is in any way otherwise material to the operation of the School (each, a "Material Contract" and collectively, the "Material Contracts"). Each Material Contract is valid and existing. Seller has duly performed all its obligations under the Material Contracts to the extent that such obligations to perform have accrued. Seller has not received written notice of any alleged breach or default, and no event which would (with the passage of time, notice or both) constitute a material breach or default by Seller or to the knowledge of Seller, any other party or obligor with respect thereto, has occurred. True and correct copies of the Material Contracts, including all amendments and supplements thereto, have been delivered to Buyer or are attached to Schedule 5.09. Each of the Material Contracts is (i) enforceable in accordance with their terms, and (ii) is capable of being assigned to Buyer and will in fact be assigned to Buyer upon the execution and delivery by Buyer and Seller of the Assignment and Assumption Agreement. For purposes of this Agreement, the term "AFFILIATE" of any Person means any other Person who directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this Agreement, the term "Person" shall include any individual, corporation, partnership, joint venture, trust, unincorporated association or government or any agency or political subdivisions thereof.

SECTION 5.10 TRADENAMES; CONFIDENTIAL INFORMATION. All tradenames, trademarks or service marks and all forms, derivatives and graphic presentations thereof of Seller having any material value to the operation of the School are set forth or described on Schedule 5.10 attached hereto (collectively, the "TRADENAMES"). Seller has the right to the use of each Tradename as an assumed business name in connection with the business of Seller as presently conducted in the Commonwealth of Massachusetts, and Schedule 5.10 lists all registrations of each Tradename as a trademark, servicemark or assumed name. Seller has not licensed any other Person to use any Tradename. Seller has not been sued or threatened with suit for infringement, violation or breach with respect to any Tradename, and, to the knowledge of Seller, no basis exists for any such suit. Except as disclosed on Schedule 5.10, Seller is not on notice of any infringement, violation or breach of the Tradename by any other Person. Seller has the right to use and license, free and clear of any claims or rights of any third party, all trade secrets, customer lists, know-how, curricula and any other confidential information required for or used in the operation of the School. Seller is not in any way making any unlawful or wrongful use of any trade secrets, customer lists, know-how, curricula or any other confidential information of any third party, including, without limitation, any former employer of any present or past employee of Seller in connection with the operation of the School.

SECTION 5.11 FINANCIAL STATEMENTS; INDEBTEDNESS. Attached hereto as Schedule 5.11(a) are the following financial statements of Seller: audited Balance Sheets at December 31, 2002, 2001 and 2000 and audited Statements of Operations and Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000 (including schedules containing corresponding Statements of Assets and Liabilities and Statements of Revenue and Expenses of the School in the form appropriate for filing with the DOE) and an unaudited Balance Sheet as of March 31, 2003 and unaudited Statements of Operations and Statements of Cash Flows for the three months ended March 31, 2003 (collectively, the "FINANCIAL STATEMENTS"). The basis of presentation of the Financial Statements of the Seller and the School is disclosed on Schedule 5.11(a) attached hereto or in the notes thereto. The balance sheets included in the Financial Statements present fairly in accordance with GAAP the assets and liabilities of Seller and the School as of the respective dates thereof, and the related Statements of Revenue and Expenses present fairly in accordance with GAAP the results of operations of Seller and the School for the respective periods covered thereby. The Financial Statements (i) have been prepared based upon the books and records of Seller in a manner consistent with Seller's standard internal accounting practices, consistently applied, and (ii) fairly present the financial position of Seller as of the dates of such Financial Statements and the results of operations for the periods covered by such Financial Statements. Seller has maintained the books and records of the Seller and the School in accordance with applicable laws, rules and regulations and with GAAP and GAGAS, and such books and records are, and during the periods covered by the Financial Statements were, materially correct and complete, fairly reflecting the income, expenses, assets and liabilities of the Seller and the School. As of December 31, 2002, Seller did not have any liabilities required to be set forth in a balance sheet prepared in accordance with GAAP and GAGAS that were not included in the latest balance sheet included in the Financial Statements. Except as provided in Schedule 5.11(b), Seller is not required to provide any letters of credit, guarantees or other financial security arrangements in connection with any transactions, approvals or licenses in the ordinary course of the School's business. As of the date hereof, Seller has no indebtedness, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, other than:

      (a) those set forth or reserved against in the balance sheet of Seller as of March 31, 2003, to the extent set forth, reserved against or disclosed;

      (b) those incurred since March 31, 2003 in the ordinary course of business of the Schools and consistent in nature with past practice, the aggregate amount of which, in relation to the current assets of Seller, has not increased by more than $40,000; and

      (c)   those described in the Schedules attached hereto.

To the knowledge of Seller, there exists no condition relating to the School, (excepting general economic conditions affecting businesses generally on the date hereof), whether absolute, accrued, contingent or otherwise, which could have an adverse effect on the properties, business, Purchased Assets, results of operations or condition (financial or otherwise) of the School or which would prevent the operations of the School from being carried on in the future in substantially the same manner as they are presently being conducted other than as disclosed herein or in the Schedules hereto. There are no long-term fixed or contractual liabilities relating to the operation of the School which are required to be assumed by Buyer in order to continue to operate the School as presently operated by Seller, the annual expense of which are not reflected in the Financial Statements.

SECTION 5.12 RECEIVABLES. The Accounts Receivable, except to the extent of the allowance for doubtful accounts set forth in the Financial Statements, are bona fide receivables, arose out of arms' length transactions in the normal and usual practices of Seller and the School, are recorded correctly on the books and records of Seller and the School, and Seller has no reason to believe that such Accounts Receivables will not be collected in full in the ordinary course of business within the ordinary time frame for such receivables consistent with historical practices of Seller. Such receivables are not subject to any defense, counterclaim or setoff or discounts or credits not reflected in the Financial Statements (other than tuition refund policies administered in accordance with all applicable legal requirements and the applicable Policy Guidelines, and as reflected in reserves or allowance for doubtful accounts shown on the Financial Statements), and (A) no facts or circumstances exist which would cause any of such Accounts Receivable to have to be written down or written off in excess of the allowance for doubtful accounts set forth in the Financial Statements, and
(B) since the date of Seller's most recent audited Balance Sheet, Seller has not discounted or sold such Accounts Receivable or any portion thereof (either to the debtor(s) or in connection with the sale of such receivables to a third party), except in connection with the settlement with individual debtor(s) of receivables in the ordinary course of business consistent in type and amount with Seller's past practice.

SECTION 5.13 INVENTORIES. The only inventories maintained by Seller in connection with the operation of the School consist of supplies used in the ordinary course of business of the School and are reflected on the Financial Statements as "inventories." Such supplies are reflected at cost (subject to the following sentence), are usable in the ordinary and regular course of business, are fit and sufficient for the purpose for which they were purchased, and, at the date of this Agreement, are in customary amounts appropriate to Seller's operations of the School. All excess or obsolete items have been written down to net realizable value or written off in accordance with GAAP.

SECTION 5.14 LITIGATION. Except as set forth in Schedule 5.14 attached hereto,
(i) there are no actions, suits, proceedings, orders, investigations or claims pending or, to the knowledge of Seller, threatened against or affecting the School or its operations at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality or accrediting body pertaining to or affecting Seller or the School, (ii) to the knowledge of Seller, neither Seller, the Owners, nor the School is the subject of any governmental investigations or inquiries (including inquiries as to the qualification to hold or receive any of the Licenses and Permits with respect to the School) and (iii) there is no basis for any of the foregoing.

SECTION 5.15 INSURANCE. Schedule 5.15 attached hereto sets forth the insurance coverages maintained by Seller on the Facilities, the Purchased Assets and the operations of the School, including all policies or binders of fire, extended coverage, general and vehicular, fidelity and fiduciary liability, workers' compensation, and other insurance held by Seller and all binders for insurance to be purchased on or before Closing, in order to replace policies expiring prior to the Closing or otherwise. Such policies and binders are in full force and effect, and there is no breach or default with respect to any provision contained in any such policy or binder, and all premiums, to the extent due and payable, have been paid or the liability therefor properly accrued. The insurance coverage maintained by Seller for the School is sufficient and is customary for adequately insured schools of similar size and engaged in similar lines of business. There are no claims pending or threatened under any of said policies pertaining to the School or disputes with underwriters regarding coverage under such policies pertaining to the School. Except as set forth on
Schedule 5.15, neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the loss to Seller of any of the insurance policies listed or impair the rights of Seller with respect to liabilities arising in connection with the operation of the Schools prior to the Closing. Within the five years prior to the date hereof, Seller has not been denied insurance for the School, or been offered insurance for the School only at a commercially prohibitive premium.

SECTION 5.16 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 5.16 attached hereto, in connection with the operations of the School, Seller has not generated, transported, stored, treated or disposed, nor has Seller allowed or arranged for any third persons to transport, store, treat or dispose, any hazardous substance to or at: (a) any location other than a site lawfully permitted to receive such hazardous substance for such purposes or (b) any location designated for remedial action pursuant to federal, state or local statute and relating to the environment or waste disposal; nor has Seller performed or arranged for or allowed by any method or procedure such transportation or disposal in contravention of any laws or regulations or in any other manner which may result in liability for contamination or threat of contamination of the environment. Except as set forth in Schedule 5.16, no generation, use, handling, storage, treatment, release, threat of release, discharge, spillage or disposal of any hazardous substance, has occurred or is occurring at the Facilities or any other facilities or properties owned or operated by Seller in connection with its operation of the School. Seller has not received notification, nor is it aware of, any past or present failure by Seller to comply with any environmental laws, regulations, permits, franchises, licenses or orders applicable to the School or its operations. Seller has not received any notification, nor is it aware of, any past or present failure to comply with any environmental laws, regulations, permits, franchises, licenses or orders applicable to its operations of the School which may result in judicial, regulatory or other legal proceedings having a material adverse impact on the operations of the School or result in the imposition of any lien, claim, assessment or other encumbrance against the Purchased Assets. To the knowledge of Seller, except as set forth in Schedule 5.16, the Facilities do not contain asbestos or polychlorinated biphenyls or any underground storage tanks. Seller acknowledges that Buyer is not assuming any of Seller's liabilities with respect to the matters addressed in this Section 5.16 and that any liabilities of Seller related to the matters addressed herein are Excluded Liabilities.

SECTION 5.17 EMPLOYEE BENEFIT PLANS. Schedule 5.17 attached hereto sets forth a complete accurate and detailed description of all of Seller's employee welfare and benefit plans ("PLANS"). Seller acknowledges that Buyer is assuming none of the Plans. Seller has never sponsored, administered or contributed to any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1976, as amended ("ERISA"), that is subject to Title IV of ERISA. There are no accrued liabilities under any Plans, programs or practices maintained on behalf of the employees of the Schools which are not provided for on its books or in the Financial Statements or which have not been fully provided for by contributions to such Plans, programs or practices. As of the date hereof, Seller does not maintain any employee welfare benefit plans, as defined in Section 3(1) of ERISA, which provide post-retirement benefits to former employees of the Schools and to current employees of the School after their termination of employment (including, without limitation, medical and life insurance benefits), other than as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and interpreted by regulations thereunder ("COBRA"). Seller shall provide any notices required under COBRA for events occurring on or prior to the Closing Date and shall provide all benefits required pursuant to COBRA in connection therewith.

SECTION 5.18 EMPLOYMENT MATTERS. Seller and the School are in compliance with all applicable federal, state and local laws, rules and regulations affecting employment and employment practices with respect to the School, including terms and conditions of employment, employment discrimination and wages and hours, and Seller is not engaged in any unfair labor practices with respect to employees of the School; there are no complaints against Seller with respect to employees of the School pending before the National Labor Relations Board or any similar state or local labor agency; there are no labor strikes, slow-downs or stoppages or other labor troubles pending or, to the knowledge of Seller, threatened with respect to any employees of the School; except as set forth in Schedule 5.18, attached hereto, no labor organization activities have occurred with respect to employees of the School during the past three years; there are no collective bargaining agreements binding on Seller relating to the operation of the School; no grievances have been asserted against Seller with respect to employees of the School; and Seller has not experienced any work stoppage by its employees at the School during the last three years.

SECTION 5.19 TAX MATTERS. Seller and the Owners have completed and filed on or before the due dates thereof or within applicable extension periods all returns for Taxes required to be filed with respect to the operations of the School, and such returns are true and correct. Seller and/or the Owners, as applicable, have paid all Taxes shown to be due and payable on such returns to the extent that the same have become due and payable on or before the Closing. Neither Seller nor any of the Owners is a party to, nor expected to become a party to, any pending or threatened action or proceeding, assessment or collection of Taxes by any governmental authority relating to the operations of the School.

SECTION 5.20 BROKERS OR FINDERS. No agent, broker, investment banker or other firm or person retained by Seller is or will be entitled to any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement, except for Atlantic Management Company, Inc. ("BROKER"), the responsibility for the payment of whose fee shall be solely and exclusively that of Seller and the Owners. Seller and the Owners, jointly and severally, agree to defend, indemnify and hold harmless Buyer and its Affiliates from and against any and all claims arising in connection with Seller or Owners discussions and/or use of the services of Broker or any other finder or broker.

SECTION 5.21 ABSENCE OF CERTAIN CHANGES. Except as contemplated by this Agreement or as set forth on Schedule 5.21 attached hereto, since December 31, 2002, there has not been, occurred or arisen with respect to the School:


(a) any sale, lease, transfer, abandonment or other disposition of any right, title or interest in or to any of the properties or assets of Seller used in connection with the operations of the School (tangible or intangible);

(b) (i) any approval or action to put into effect any increase in any compensation or benefits payable to any employee, agent or officer of Seller employed or providing services in connection with the operation of the School or any payment, grant or accrual to or for the benefit of any such employee, agent or officer of any bonus, service award, percentage compensation or other benefit, (ii) any adoption or amendment of any Plans, or any severance agreement or employment contract to which any such employee, agent or officer of Seller is a party or (iii) any entering into of any employment, deferred compensation or other agreements with respect to bonuses, service awards, percentage compensation or other benefits with any such employee, agent or officer;

(c) any material adverse change in the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations of Seller;

(d) any damage, destruction or loss to the assets, business or operations of the School, whether or not covered by insurance in excess of an aggregate of $5,000;;

(e) any change in the business policies or practices of the School or a failure to operate the business of the School in the ordinary course with a view to (i) preserving such business intact, (ii) retaining the services of the present officers, employees and agents of Seller employed or providing services in connection with the operation of the School, and
      (iii) preserving the business relationships of the School with, and the goodwill of, students, sales representatives, suppliers, accrediting bodies, governmental authorities and others;

(f) any agreement, whether in writing or otherwise, to take any action described in this Section 5.21; or

(g) any withdrawal, revocation or denial of accreditation, or order to show cause why accreditation should not be revoked, or any revocation, termination or denial of license to operate, or any termination or suspension of eligibility to participate in the federal student financial aid programs authorized by Title IV, for the School, or any program offered by the School.

SECTION 5.22 DELIVERY OF DOCUMENTS. True, correct and complete copies of all documents, instruments, agreements and records of Seller relating to the Purchased Assets, the Assumed Liabilities, the representations and warranties of Seller contained in this Agreement and/or the operation of the School have been delivered to Buyer.

SECTION 5.23 PROGRAM REVENUES. For Seller's fiscal year ending on December 31, 1998, the School did not receive greater than eighty-five percent (85%) of its revenues from programs authorized by Title IV or other federal student financial aid funds, and for Seller's fiscal years ending on December 31, 1999, 2000, 2001 and 2002, no greater than ninety percent (90%), of the School's revenues from programs authorized by Title IV or other federal student financial aid funds, and the School satisfies the requirements regarding Title IV program funds established by the DOE as set forth at 34 C.F.R. Section 600.5.

The attached Schedule 5.23 contains a correct statement of the School's percentage of revenue from such federal funding sources during each of such fiscal years.

SECTION 5.24 ACCREDITING BODY AND GOVERNMENTAL APPROVALS. There exist no facts or circumstances attributable to Seller or the School that would cause the DOE, or any other governmental authority or accrediting body (including, without limitation, ACCSCT) whose authorization, consent or similar approval is required for the consummation of the transactions contemplated by this Agreement or the operation of the School after the Closing Date, to refuse to deliver such authorization, consent or similar approval.

SECTION 5.25 VOTING/MANAGEMENT RIGHTS. The Owners and Wentworth Technical Schools, Inc. ("WENTWORTH") own all of the membership interests of the Seller, free and clear of any liens or encumbrances or other rights in favor of any third party, as follows: (i) Samuel R. Morgan III owns 50% and William S. McLaughlin owns 50% of the Class A membership interests, and (ii) o the date hereof, Wentworth owns all of the Class B membership interest. The Class B membership interests shall be redeemed in full on or before the Closing Date. There are no outstanding options, rights or agreements, commitments or letters of intent for the purchase or acquisition from the Seller or the Owners of any membership interests in Seller. Except for the Buy-Sell Agreement between the Owners (a true and correct copy of which is attached as Schedule 5.25), neither the Owners nor the Seller is a party or subject to any agreement or understanding which affects or relates to the voting, management or giving of written consents with respect to ownership interest of the Seller.

SECTION 5.26 DISCLOSURE. Neither this Agreement nor any of the schedules, exhibits, attachments, documents, certificates or other items prepared or supplied to Buyer by or on behalf of Seller with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make any such other statements not misleading in light of the circumstances in which such statements were made. There is no fact which Seller has not disclosed to Buyer in writing and of which Seller or any of the Owners is aware which has had or is reasonably likely to have a material adverse effect upon the existing or expected financial condition, operating results, assets, employee relations, accreditation, reputation or business of the School.

              ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF BUYER

      As a material inducement to Seller and the Owners to enter into this Agreement and to sell the Purchased Assets, Buyer hereby represents and warrants that:

SECTION 6.01 ORGANIZATION AND CORPORATE POWER. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, the jurisdiction in which it is incorporated. Buyer has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder.

SECTION 6.02 CAPACITY; AUTHORIZATION; BINDING EFFECT. Buyer has the power, legal capacity and authority to execute, deliver and perform this Agreement and each other document being executed in connection herewith to which it is a party. All corporate and other proceedings required to be taken by or on the part of Buyer to authorize Buyer to enter into and carry out this Agreement and the related documents contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

SECTION 6.03 NO CONFLICTS. The execution, delivery and performance of this Agreement and each other document being executed by Buyer in connection herewith, and the consummation by Buyer of the transactions contemplated hereby and thereby will not: (a) violate any provisions of law applicable to Buyer; (b) with or without the giving of notice or the passage of time, or both, conflict with or result in the breach of any provision of the articles of incorporation or bylaws of Buyer (as heretofore amended), any instrument, license, agreement or commitment to which Buyer is a party or by which any of its assets or properties is bound; (c) constitute a violation of any order, judgment or decree to which Buyer is a party or by which any of its assets or properties is bound; or (d) require any approval of, or filing or registration with, any governmental entity or regulatory authority other than those set forth or described on
Schedule 5.04 attached hereto or Schedule 6.03 attached hereto.

SECTION 6.04 BROKERS OR FINDERS. Buyer represents that no agent, broker, investment banker or other firm or person retained by Buyer is entitled to any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement. Buyer agrees to defend, indemnify and hold harmless Seller, Owners and their respective Affiliates from and against any and all claims arising in connection with Buyer's discussions with and/or use of the services of any broker or finder.

SECTION 6.05 COMPLIANCE WITH EDUCATION LAWS. Buyer is financially responsible and administratively capable in all material respects, as defined by ACCSCT and by DOE at 34 C.F.R. (ss.ss.) 668.14, 668.16 and 668, Subpart L. To the knowledge of Buyer, neither Buyer nor any of its Affiliates or employees have been nor are the subject of any actions, suits, proceedings, investigations, audits, program reviews or claims that would reasonably be expected to prevent or delay the approval of the change in ownership of the School by any Accrediting Body that is required to approve the change or issue a License or Accreditation to Buyer or the School as a result of the change. To the knowledge of Buyer, there are no circumstances involving Buyer or any of its Affiliates or employees that would cause any Accrediting Body that is required to approve the change in ownership of the School to deny or delay approval of the change or to refuse or delay the issuance of a License or Accreditation to Buyer or the School as a result of the change.

Section 6.06 PRIOR DOE APPROVALS SECURED BY BUYER. Schedule 6.06 sets forth the following information with respect to each of the three (3) most recent acquisitions by Buyer of educational institutions participating in the Title IV programs for which the DOE approval process is pending or complete: (a) name of institution acquired; (b) number of weeks that transpired between the date of the acquisition and the issuance of a non-temporary Provisional Program Participation Agreement for that institution; and (c) a description of conditions or denials, if any, imposed by DOE in connection with any of those acquisitions or any DOE approvals.

                             ARTICLE VII. COVENANTS

SECTION 7.01 COVENANTS OF SELLER AND OWNERS PRIOR TO THE CLOSING. Seller covenants and agrees with Buyer that, from and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement pursuant to
Article IV hereof, Seller (i) shall use its reasonable best efforts to fulfill or satisfy, or cause to be fulfilled or satisfied, all of the conditions precedent to Seller's and Buyer's obligations to consummate and complete the sale provided herein and to take all other steps and do all other things required to consummate this Agreement in accordance with its terms, (ii) shall not interfere with the performance by Buyer of its obligations under this Agreement, (iii) shall not fail to pay any Taxes, assessments, governmental charges or levies imposed upon it or its income, profits or assets or otherwise required to be paid by it, (iv) shall not make any capital expenditure in excess of $5,000 without Buyer's prior written consent, (v) shall not engage in any sale or discount of its Accounts Receivable (whether by discount to the debtors or by sale to any third party) except for the settlement with individual debtors of receivables in the ordinary course of business consistent in type and amount with Seller's past practices,
(vi) shall promptly notify Buyer (A) of any notice from any governmental or regulatory agency or authority, (B) of any fact or circumstance of which Seller becomes aware which would make any representation or warranty set forth herein untrue or inaccurate as of the Closing Date, or (C) any planned or threatened labor dispute, organization efforts, strike or collective work stoppage affecting the employees of Seller and (vii) shall not take any action that would cause Buyer to be unable to obtain good and marketable title to the Purchased Assets to be transferred to Buyer at the Closing (including pledging any of such assets as security for obligations of Owners or Seller). Until the termination of this Agreement, Seller and the Owners will not directly or indirectly solicit, respond to or negotiate with or release any information relative to the Seller or the School to any potential buyer other than Buyer.

SECTION 7.02 COVENANTS OF BUYER PRIOR TO THE CLOSING. Buyer covenants and agrees with Seller that from and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement pursuant to Article IV hereof, Buyer (i) shall use its reasonable best efforts to fulfill or satisfy, or to cause to be fulfilled or satisfied, all of the conditions precedent to Seller's and Buyer's obligations to consummate and complete the sale provided herein and to take all other steps and do all other things reasonably required to consummate this Agreement in accordance with its terms, (ii) shall not interfere with the performance by Seller of its obligations under this Agreement and (iii) shall promptly notify Seller of (A) any notice from any governmental or regulatory agreement or authority which reasonable affects or is likely to affect the transactions contemplated by this Agreement or (B) any fact or circumstance of which Buyer becomes aware which would make any representation or warranty set forth in this Article VI untrue or inaccurate as of the Closing Date.

SECTION 7.03 Closing and Post-Closing Covenants.

(a) FURTHER ASSURANCES. From time to time after the Closing, (i) Seller and Owners will execute and deliver such instruments of conveyance, sale or assignment as Buyer may reasonably request, to more effectively vest, confirm or evidence Buyer's title to or rights in any of the Purchased Assets and to otherwise carry out the purpose and intent of this Agreement, and (ii) Buyer will execute and deliver such instruments as Seller may reasonably request to more effectively assure the assignment to and assumption by Buyer of the obligations and liabilities of Seller to be assumed by Buyer pursuant to this Agreement and to otherwise carry out the purpose and intent of this Agreement.

(b) MUTUAL COOPERATION. The parties shall use reasonable efforts to cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken to consummate the transactions contemplated hereby and transition management and ownership of the School from Seller to Buyer. Before and after the Closing, Seller shall use its reasonable best efforts to assist Buyer in obtaining any required accreditation reasonably necessary for Buyer's operation of the School, including furnishing Buyer such information and assistance as Buyer may request in connection with its preparation of filings, submissions or accreditation applications to any governmental agency in connection with the transactions contemplated hereby.

(c) ACCESS TO EMPLOYEES. From and after the Closing, each of Buyer and Seller (the "REQUESTED PARTY") shall afford to the other party (the "REQUESTING PARTY"), its officers, counsel, accountants and other authorized representatives reasonable access to the Requested Party's employees who formerly were or currently are employed by the Requested Party, without cost to the Requesting Party (other than payment of out-of-pocket costs not including personnel costs) and as reasonably required by the Requesting Party in connection with (i) any claim, action, litigation or other proceeding involving Seller, Buyer or the School, and (ii) the preparation of the Closing Balance Sheet. Each party shall use its reasonable best efforts to cause such employees to cooperate with and assist the Requesting Party in its prosecution or defense of such claims, actions, litigation and other proceedings, which cooperation shall include, without limitation, preparing and providing written and oral discovery and attending and testifying at depositions, hearings, motions and trials, all as necessary in the reasonable opinion of the Requesting Party or its counsel. Any such access shall take place only during normal business hours in such a manner as not to interfere unreasonably with the operation of the business of the other party.

(d) CERTIFICATION. The parties hereto hereby acknowledge and agree that the transactions contemplated hereby are subject to the usual and customary conditions relating to a change of ownership resulting in a change of control of a postsecondary educational institution certified as eligible to participate in the student financial assistance programs authorized under Title IV, including the following: (1) approval by the applicable state education regulatory authority of the Commonwealth of Massachusetts;
      (2) approval by all accrediting agencies that accredit the School, including, without limitation, ACCSCT; (3) the issuance by the DOE of a temporary Provisional Program Participation Agreement extending the School's certification to participate in Title IV funding programs immediately following the Closing; and (4) the issuance of a new Provisional Program Participation Agreement permitting the School to resume participation in Title IV funding under the new ownership. Prior to and after the Closing, Seller and Buyer shall provide to the DOE and to all state regulatory agencies and accrediting bodies all information required or reasonably requested by any of them, and shall use their reasonable efforts to satisfy all requirements and demands of the DOE or any such agency or body requisite to obtaining certification of the School as eligible to participate in the Title IV programs after the Closing. Seller and the Owners shall cooperate with Buyer to ensure that a materially complete application for recertification and provisional extension of certificate (the "APPLICATION") for the School is filed with the DOE no later than ten (10) business days following the Closing. For purposes of this Agreement, a materially complete Application consists of a completed application for approval to participate in federal student financial aid programs and the following: (i) a copy of the School's state licenses or other equivalent document currently authorizing the School to provide a program of postsecondary education in the Commonwealth of Massachusetts; (ii) copies of documentation from the School's accrediting agency demonstrating that the School currently is accredited and that the accrediting agency has approved or accredited all programs offered by the School; (iii) audited financial statements of the Seller's two most recently completed fiscal years that are prepared in accordance with GAAP published by the Financial Accounting Standards Board and audited in accordance with GAGAS published by the Governmental Accounting Standards Board; and (iv) audited financial statements of the Buyer's two most recently completed fiscal years that are prepared in accordance with GAAP and audited in accordance with GAGAS, or acceptable equivalent information. Seller shall further cooperate with Buyer to ensure that the following are filed with the DOE by the last day of the month following the month in which the Closing occurred: (i) a balance sheet showing the financial position of the Seller and School, as of the date of the Closing, that is prepared in accordance with GAAP and audited in accordance with GAGAS;

      (ii) approval of the change of ownership from the Commonwealth of Massachusetts; (iii) approval of the change of ownership from the School's accrediting agency; and (iv), if necessary, a default management plan. At Buyer's option, as soon as practicable after the date of this Agreement, Buyer and Seller shall provide the DOE with all information necessary to obtain a pre-Closing review of the Application. If, on the basis of the pre-Closing submission to the DOE, Buyer determines or is informed that it will not be able to obtain certification of the Schools subsequent to the Closing at any time, in a timely manner, or without being subject to material adverse conditions, then notwithstanding any other provision hereof, Buyer shall so notify Seller and Buyer may elect to terminate this Agreement pursuant to Section 4.01(d) of this Agreement. Buyer may withdraw its election if, subsequent to the giving of notice, Buyer is satisfied that the basis cited in the notice has been satisfactorily resolved. Buyer's determination, in its sole and absolute discretion, shall be dispositive.

(e) SATISFACTION AND PAYMENT OF THE EXCLUDED LIABILITIES. Seller and Owners shall immediately pay and satisfy, or cause to be paid and satisfied within sixty days of the Closing, all debts of Seller incurred prior to the Closing Date relating to the School that constitute the Excluded Liabilities.

SECTION 7.04 EXCISE AND PROPERTY TAXES. Seller shall pay all Taxes arising out of the transfer of the Purchased Assets. Each of Buyer and Seller shall pay its respective portion, prorated as of the Closing, of state and local real and personal property taxes of the business of the School.

SECTION 7.05 ADMINISTRATION IN ACCORDANCE WITH ACCREDITATIONS. From and after the date of this Agreement through the Closing Date, Seller, at Seller's sole cost and expense, shall administer and operate the School in accordance with all federal and state laws, statutes, rules and regulations and in accordance with all permits, accreditations, authorizations and agreements issued by or entered into with any federal, state or local governmental or quasi-governmental entity in any way regulating or otherwise relating to the administration and operation of the School. Subject to the terms and provisions of this Agreement, Buyer and Seller shall work together cooperatively and in good faith to obtain any and all approvals from the DOE, any state education regulatory authority and any other governmental or quasi-governmental entity that may be necessary or appropriate to vest in Buyer at the Closing the right and authority in all material respects to administer and operate the School and to release Seller from further liability or obligations in connection with the administration or operation of the School.

SECTION 7.06 ACCESS AND MAINTENANCE OF RECORDS. From and after the Closing, each of Buyer and Seller (the "REQUESTED PARTY") shall afford to the other party (the "REQUESTING PARTY"), its officers, counsel, accountants and other authorized representatives and regulatory authorities access to its properties, books and records, including those maintained by its accountants, at any time and from time to time upon reasonable notice from the Requesting Party, as reasonably required by the Requesting Party in connection with (i) performance by the Requesting Party of any of its obligations under the terms and conditions of this Agreement, including, without limitation, any liability or obligation of Seller not assumed by Buyer pursuant to this Agreement, (ii) any claim, action, litigation or other proceeding involving the Requesting Party or the School,
(iii) the Requesting Party's preparation of its financial statements and Tax returns, (iv) any other essential business purpose of the Requesting Party. In addition, the Requesting Party, at its expense, may make copies of any such records as may be necessary or appropriate for the Requesting Party's use. Each party shall maintain all such records in accordance with, and subject to all restrictions imposed by, all laws, rules and regulations. Any such access shall take place only during normal business hours in such a manner as not to interfere unreasonably with the operation of the business of the other party.

SECTION 7.07 EMPLOYMENT MATTERS.

            Buyer and Seller agree that Buyer has not assumed and shall not assume any obligations to (or regarding the employment of) any Persons previously or currently employed by Seller. As of the day prior to the Closing Date, Seller shall terminate all of its employees employed at the School in accordance with all applicable laws and, prior to the Closing, shall provide any required notices in a timely manner in connection therewith. All of Seller's obligations for compensation, wages, bonuses, severance pay, vacation time, pay in lieu of vacation, sickness and accident benefits, leaves of absence, and similar employee benefits accrued as of the Closing shall be paid by Seller as of the day prior to the Closing Date.

      (a) Buyer may, at its option and in its sole and absolute discretion, offer employment to any current or former employee of Seller on such terms and conditions as may be mutually agreed upon by Buyer and such employees. Seller shall use its best efforts to assist Buyer in hiring any such employees with respect to whom Buyer elects to offer employment. Seller shall not take any action, directly or indirectly, to prevent or discourage any such employee from being employed by Buyer after the Closing Date and shall not solicit, invite, induce or entice any such employee to remain in the employ of Seller or otherwise attempt to retain the services of any such employee, except with the prior written consent of Buyer.

      (b) Notwithstanding any possible inferences to the contrary, neither Seller nor Buyer intends for this Section 7.07 to create any rights or obligations except as between Seller and Buyer, and no past, present or future employees of Seller or Buyer shall be treated as third-party beneficiaries of this Section 7.07.

SECTION 7.08 ADVICE OF CHANGES. From and after the date hereof, up to and including the Closing Date, each of Buyer, Seller and the Owners shall promptly notify the other parties in writing of any event occurring subsequent to the date of this Agreement of which the notifying party becomes aware which would render any of its representations and warranties herein, if made on or as of the date of such event or as of the Closing Date, untrue or inaccurate. Such notification may take the form of a supplement (the "SUPPLEMENTARY SCHEDULES") to the Schedules that are being delivered by such party as of the date of this Agreement; provided, however, that in no event shall any information disclosed on the Supplementary Schedules be given effect for the purpose of satisfying the Condition to Closing set forth in Section 8.01(a) that "all representations and warranties of Seller and the Owners contained in this Agreement or in any certificate to Buyer pursuant hereto shall be accurate, complete, true and correct as of the Closing Date with the same effect as though made at and as of the Closing Date"; provided, further, however, that any information disclosed in Supplementary Schedules and referenced in a certificate shall be deemed to modify the certificate or schedule as of the date such Supplementary Schedule is delivered to Buyer in determining whether a representation or warranty has been breached as of a particular date for purposes of indemnity under Section 9.12(a) or 9.13(a). Seller and Owners shall promptly notify Buyer of the occurrence of any event, condition, or state of facts of which the notifying party becomes aware which is reasonably likely to have a material adverse impact on the business, operations or assets of the Company.

                      ARTICLE VIII. CONDITIONS TO CLOSING

SECTION 8.01 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligation of Buyer to complete the purchase of Purchased Assets as provided for herein is subject to the fulfillment or satisfaction on or before the Closing Date of each of the conditions set forth below, any of which may be waived by Buyer in writing.

(a) All representations and warranties of Seller contained in this Agreement or in any certificate or other document delivered to Buyer pursuant hereto shall be accurate, complete, true and correct as of the Closing Date with the same effect as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a particular date), without giving effect to any disclosures made in the Supplementary Schedules, and Buyer shall have received a certificate signed by an officer of Seller to such effect;

(b) There shall have been no material adverse change in the condition (financial or otherwise), assets, liabilities (absolute, accrued, contingent or otherwise), prospects, earning power, commercial relationships, reserves, business or operations of Seller or the School from and after the date of this Agreement;

(c) Seller shall have performed all of the obligations, covenants and agreements contained in this Agreement to be performed by Seller on or before the Closing Date, and Buyer shall have received a certificate signed by an officer of Seller to such effect;

(d) All instruments and documents required on Seller's part to effectuate and consummate the transactions contemplated hereby as of the Closing, including those described in Section 3.02, shall be delivered by Seller and shall be in form and substance satisfactory to Buyer and its counsel;

(e) No law or order shall have been enacted, entered, issued, promulgated or entered by any governmental entity which prohibits or restricts the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions;

(f) Seller and Buyer shall have obtained all required regulatory approvals that are capable of being obtained prior to Closing, including, but not limited to, all registrations, licenses, permits and approvals required by
      (i) the FAA, and (ii) any governmental entity or agency or other regulatory body to operate the School in the Commonwealth of Massachusetts and all local jurisdictions contained therein (including, without limitation, the Commonwealth of Massachusetts's consent to the return to Seller of the existing letter of credit in the face amount of $100,000 issued by Citizens Bank to the Commonwealth of Massachusetts Department of Education for the account of Seller and the substitution by Buyer of a similar letter of credit or other collateral acceptable to the Massachusetts Department of Education, with no adverse impact on the School as a result thereof);

(g) Buyer shall be reasonably satisfied that, with respect to all required regulatory approvals that are not capable of being obtained prior to Closing, Buyer will be able to obtain all such other required regulatory approvals within a reasonable time period after the Closing Date without material expense or undue burden;

(h) The School shall have received all required accreditation approvals and shall not have received from any accrediting agency or body (including, without limitation, ACCSCT) any "show cause" letter or other notice which would tend to call into question the validity of such accreditation or the ability of the School to maintain such accreditation in good standing at any time after the Closing Date;

(i) All third party consents required by the transactions contemplated hereby shall have been obtained (including, without limitation, all necessary consents of other parties to the Assumed Contracts);

(j) Buyer shall have received satisfactory evidence that all liens (other than the obligations of Seller described in Section 2.03(iv) and 2.03(viii)) on the Purchased Assets have been terminated and completely released of record, or will be terminated and completely released of record concurrently with the Closing;

(k) Buyer shall have received from the landlords of the Facilities executed estoppel certificates and consents to the Lease Assignments;

(l) Buyer shall have completed its due diligence investigation of Seller and the School and shall be satisfied, in its reasonable discretion, with the results of such investigation; and

(m) The Class B membership interests in Seller shall have been redeemed by Seller on or before the Closing Date.

SECTION 8.02 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligation of Seller to complete the sale of Purchased Assets as provided for herein are subject to the fulfillment or satisfaction on or before the Closing Date of each of the conditions set forth below, any of which may be waived by Seller in writing.

      (a) All representations and warranties of Buyer contained in this Agreement or in any certificate or other document delivered to Seller pursuant hereto shall be complete, true and correct in all material respects as of the Closing Date, and Seller shall have received a certificate signed by an officer of Buyer to such effect;

      (b) Buyer shall have performed all of the obligations, covenants and agreements contained in this Agreement to be performed by Buyer on or before the Closing Date, and Seller shall have received a certificate signed by an officer of Buyer to such effect;

      (c) All instruments and documents required on Buyer's part to effectuate and consummate the transactions contemplated hereby, including those described in Section 3.03, shall be delivered by Buyer;


      (d) No law or order shall have been enacted, entered, issued, promulgated or entered by any governmental entity which prohibits or restricts the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions; and

      (e) The existing letter of credit in the face amount of $100,000 issued by Citizens Bank to the Commonwealth of Massachusetts Department of Education for the account of Seller shall have been returned to Seller for cancellation with Buyer substituting therefore a substitute letter of credit or other collateral acceptable to the Massachusetts Department of Education.

                            ARTICLE IX. MISCELLANEOUS

SECTION 9.01 BINDING EFFECT. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Neither this Agreement, nor the obligations of any party hereunder, shall be assignable or transferable by any such party without the prior written consent of all parties hereto, except that Buyer may assign its rights and obligations hereunder to an Affiliate. No assignment of any right or delegation of any duty shall relieve the assignor or delegator of any liabilities hereunder, except to the extent, if any, so provided in a writing signed by the obligee(s).

SECTION 9.02 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be given or made (a) by personal delivery, (b) by a nationally recognized courier service for overnight delivery, charges prepaid, or (c) by registered or certified mail, postage prepaid, return receipt requested, in each case addressed if to Buyer, at:

                        Wyo-Tech Acquisition Corp.
                        6 Hutton Centre Drive, Suite 400
                        Santa Ana, California 92707
                        Attention:  David Moore and Stan A. Mortensen, Esq.

                  with each such notice to Buyer, a copy to:

                        O'Melveny & Myers LLP
                        610 Newport Center Drive, Suite 1700
                        Newport Beach, California 92660
                        Attention:  David A. Krinsky, Esq.
                        Facsimile: (949) 823-6994

                  if to Seller, at:

                        East Coast Aero Tech, LLC
                        c/o Atlantic Management Company, Inc.
                        Orchard Park, Suite A12
                        875 Greenland River Road
                        Portsmouth, New Hampshire 03801
                        Attention: J. Richard Murphy
                        Facsmile: (603) 427-0146


                  if to Owners, at:

                        Samuel R. Morgan III
                        36 Boyden Road
                        Holden, MA 01520

                        William S. McLaughlin
                        1331 White Heron Lane
                        Vero Beach, FL 32963
                  with each such notice to Seller and/or Owners, a copy to:

                        Rich May, a Professional Corporation
                        176 Federal Street
                        Boston, MA 02110
                        Attention: Joseph F. Sullivan, Esq.
                        Fax: (617) 556-3889


or at such other place as the party to whom such notice of communication is to be addressed may have designated to the other parties by notice conforming to this Section 9.02. Notices shall be deemed effective and received (i) on the actual receipt in the case of hand delivery, (ii) on the next business day after deposit in the case of notices by nationally recognized overnight courier services, or (iii) on the third business day after the date of mailing in the manner set forth herein. As used herein, notice to a party shall include concurrent notice to that party's counsel as set forth herein.

SECTION 9.03 ENTIRE AGREEMENT. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations, representations, warranties and discussions of the parties, whether oral or written; and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

SECTION 9.04 NATURE AND SURVIVAL OF REPRESENTATIONS. The representations, warranties, covenants and agreements of Buyer, Seller and Owners contained in this Agreement, and all statements contained in this Agreement or any Exhibit or Schedule hereto or any certificate or financial statement delivered pursuant to this Agreement, shall be deemed to constitute representations, warranties, covenants and agreements of the respective party delivering the same. All such representations, warranties, covenants and agreements shall survive the Closing for a period of three (3) years (after which no claim for indemnity pursuant to Section 9.12(a) or 9.13(a) may be made); provided, however, that the representations and warranties contained in Sections 5.16, 5.17, 5.18 and 5.19 shall survive for three (3) months following the expiration of any applicable statute of limitations covering causes of action for which liability could be imposed on Seller if the facts set forth in the representations and warranties in such Sections are not true. The representations and warranties set forth in Articles V and VI are cumulative, and any limitation or qualification set forth in any one representation and warranty therein shall not limit or qualify any other representation and warranty therein.

SECTION 9.05 RISK OF LOSS OR DAMAGE; INSURANCE. It is understood and agreed that all right, title and interest in and to the Purchased Assets and all risk of loss or damage thereto shall not pass from Seller to Buyer unless and until the Closing occurs whereupon all risk of loss or damage shall pass to Buyer. In the event of a casualty or condemnation in respect of any of the Purchased Assets prior to the Closing, Buyer shall have the right, at its sole option, to elect either (a) to terminate this Agreement or (b) to accept the insurance proceeds in respect of such casualty or condemnation and proceed to close otherwise in accordance with the terms and conditions of this Agreement. Seller agrees to maintain the insurance currently carried with respect to the Purchased Assets until the Closing Date.

SECTION 9.06 WAIVER. No waiver shall be deemed to have been made by any party of any of its rights hereunder unless the same shall be in writing and shall be signed by the waiving party. Such a waiver, if any, shall be a waiver only in respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of any other party in any other respect at any other time.

SECTION 9.07 GOVERNING LAW. This Agreement shall be construed and interpreted according to the substantive laws of the State of California without giving effect to the principles of conflicts of law thereof.

SECTION 9.08 HEADINGS. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

SECTION 9.09 COUNTERPARTS. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 9.10 SEVERABILITY. In the event that any one or more terms or provisions hereof shall be held void or unenforceable by any court or arbitrator, all remaining terms and provisions hereof shall remain in full force and effect.

SECTION 9.11 TIME IS OF THE ESSENCE. Seller and Buyer agree that time is of the essence in connection with the implementation and performance by the parties of all terms, conditions and obligations of this Agreement.

SECTION 9.12 INDEMNIFICATION BY SELLER AND OWNERS. Seller and Owners, jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, stockholders, employees, agents, successors and assigns from and against any and all Losses (as defined in Section 9.16) as a result of, or based upon or arising out of:

      (a) any breach of, or any inaccuracy or misrepresentation in, any of the representations or warranties made by Seller or Owners in this Agreement or any other agreement, statement or certificate delivered pursuant hereto;

      (b) any breach of or violation by Seller or Owners of any of the covenants made by Seller and/or Owners in this Agreement or any other agreement, statement or certificate delivered pursuant hereto;

      (c) any actual or threatened claim, suit, action or proceeding resulting from or arising out of Seller's operation of the School or conduct of its business on or before the Closing Date that are asserted with respect to any liabilities that are not Assumed Liabilities;

      (d) any of the Excluded Liabilities (and/or Seller's or Owners' failure or refusal to discharge any obligation related to the Excluded Liabilities);

      (e)   any of the matters disclosed on Schedule 5.14 and/or Schedule 5.18;

      (f) any Tax payable by or on behalf of Seller or any of Seller's Affiliates for any taxable period ending on or prior to the Closing Date;

      (g) any determination by the DOE or any accrediting agency that Seller and/or School has not demonstrated compliance with 34 CFR 668.15 (Factors of Financial Responsibility) and 34 CFR 668.16 (Standards of Administrative Capability) for dates and periods prior to Closing Date; and

      (h) any actions, judgments, costs and expenses (including reasonable attorneys' fees, expert witness fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section 9.12.

      Notwithstanding the foregoing, Seller and Owners shall have no liability under Section 9.12(a) until the aggregate of all Losses arising out of all matters set forth in Section 9.12(a) exceeds $50,000 (the "Threshold Amount") in which case Seller and Owners shall be jointly and severally liable for all such Losses without regard to the Threshold Amount. No matter or series of related matters shall constitute a "Loss" eligible for indemnification under Section 9.12(a) unless and until the aggregate liability with respect to such matter or series of related matters exceeds $10,000.

SECTION 9.13 INDEMNIFICATION BY BUYER. Buyer hereby agrees to indemnify and hold harmless Seller and Owners from and against:

      (a) any breach of, or any inaccuracy or misrepresentation in, any of the representations or warranties made by Buyer in this Agreement or any other agreement, statement or certificate delivered pursuant hereto;

      (b) any breach of or violation by Buyer of any of the covenants made by Buyer in this Agreement or any other agreement, statement or certificate delivered pursuant hereto;

      (c) all Losses arising out of or resulting from any claim or arising out of operation of the School on or after the Closing Date;

      (d)   all Losses arising out of or resulting from the Assumed Liabilities;
            and

      (e) any actions, judgments, costs and expenses (including reasonable attorneys' fees, expert witness fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section 9.13.

SECTION 9.14 INDEMNIFICATION OF THIRD PARTY CLAIMS; RIGHT TO SET-OFF.

(a) The provisions of this Section 9.14 shall govern any claim for indemnification of Buyer, pursuant to Section 9.12, or Seller, pursuant to
Section 9.13 (each such party an "Indemnitee"), against the party agreeing to provide indemnification hereunder (the "Indemnitor"). The Indemnitee shall promptly give notice hereunder to the Indemnitor, after obtaining notice of any claim as to which recovery may be sought against the Indemnitor because of the indemnity in Section 9.12 or 9.13, and, if such indemnity shall arise from the claim of a third party, the Indemnitee shall consent, if requested, to the Indemnitor assuming the defense of any such claim; provided however, that the Indemnitee shall not be required to permit the Indemnitor to assume the defense of any third party claim (x) which, if not first paid, discharged or otherwise complied with, would result in a material interruption or cessation of the conduct of the business of the Indemnitee, or (y) if the Indemnitee reasonably concludes after receiving the advice of counsel that there is reasonably likely to be a conflict of interest between the Indemnitor, on the one hand, and the Indemnitee, on the other hand, in the conduct of the defense of such action. Failure by the Indemnitor to notify the Indemnitee of its election to defend any such claim or action within 14 days of the date of notice from the Indemnitee shall be deemed to constitute its consent to the Indemnitee's assumption of such defense. If the Indemnitor assumes the defense of such claim or litigation resulting therefrom at the request of Indemnitor , the obligations of the Indemnitor hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom including the retention of counsel, which counsel must be to the Indemnitee's reasonable satisfaction, and holding the Indemnitee harmless from and against any and all Losses resulting from, arising out of, or incurred with respect to any settlement approved by the Indemnitor or any judgment in connection with such claim or litigation resulting therefrom. The Indemnitor shall not, in the defense of such claim or litigation,
(i) consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld, or (ii) enter into any settlement (except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld), unless the Indemnitee is released and held harmless from and against any and all Losses resulting from, arising out of or incurred with respect to such judgment or settlement. If the Indemnitee does not request the Indemnitor to assume the defense, or if Indemnitor does not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it deems appropriate, and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate and the Indemnitor shall promptly reimburse the Indemnitee for the amount of such settlement and for all Losses incurred by the Indemnitee in connection with the defense against or settlement of such claim or litigation.

             (b) Upon notice to Seller (which notice shall be as soon as reasonably practicable after Buyer becomes aware the facts giving rise to a claim), Buyer is hereby authorized at any time, and from time to time, to set-off and apply any and all amounts owing by Buyer to Seller, whether under this Agreement or otherwise, against any and all of the obligations of Seller and/or Owners to Buyer hereunder, including without limitation Seller's and Owners' obligations pursuant to Section 9.12 hereunder. The set-off right with respect indemnification obligations of Seller and/or Owners set forth in this
Section 9.14 (b) shall not be exercisable unless Seller and/or Owners shall have failed to satisfy such indemnification obligation to Buyer after Buyer has given thirty (30) days' written notice to Seller and/or Owners specifying the nature and amount of such indemnification obligation and indicating Buyer's intention to exercise said set-off right under this Agreement. If Seller and/or Owners shall reasonably and in good faith object to Buyer's notice, the issue of whether or not Buyer shall be entitled to set-off and the amount of such set-off shall be resolved in accordance with the dispute resolution provisions of
Section 9.15 of this Agreement; provided, however, that Buyer shall not be obligated to pay any amounts it reasonably and in good faith believes are subject to such set-off right pending the resolution of such dispute in accordance with the provisions of Section 9.15.

SECTION 9.15 DISPUTE RESOLUTION AND ARBITRATION.

      (A) NEGOTIATION BETWEEN PARTIES. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice the receiving party shall submit to the other a written response. The notice and the response shall include (i) a statement of each party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who represents that party and of any other person who will accompany the executive. Within 10 days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other shall be honored. If the matter has not been resolved within 45 days of the disputing party's notice, or if the parties fail to meet within 10 days, either party may initiate arbitration of the controversy or claim as provided hereinafter. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of all applicable rules of evidence.

      (B) ARBITRATION. Any dispute arising out of or relating to this Agreement or the breach, termination or the validity hereof, which has not been resolved by the nonbinding meet and confer provisions provided in Section 9.15(a) within 90 days of the initiation of such procedure, shall be settled by arbitration in accordance with the then-current Judicial Arbitration and Mediation Services (JAMS) rules for arbitration of business disputes by a sole arbitrator who shall be a former superior court or appellate court judge or justice with significant experience in resolving business disputes. If available, the arbitrator should have familiarity or experience in Title IV funding matters. The arbitration shall be governed by the rules of civil procedure in the jurisdiction in which such arbitration proceeding is initiated, and the parties intend this procedure to be specifically enforceable in accordance with such provisions. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. For claims initiated by Buyer, the place of arbitration shall be Boston, Massachusetts and for claims initiated by Seller or Owners the place shall be Orange County, California. The arbitrator may award equitable relief in those circumstances where monetary damages would be inadequate. The arbitrator shall be required to follow the applicable law as set forth in the governing law section of this Agreement.

SECTION 9.16 DEFINITION OF LOSS. (a) The term "Loss" or "Losses" shall mean any and all claims, liabilities, obligations, judgments, penalties, fines, losses, damages (including consequential and incidental damages) and reasonable costs and expenses, including but not limited to, reasonable attorneys' fees and accounting fees and related disbursements. The amount of any Losses for which Seller is obligated to provide indemnification under Section 9.12 shall be net of any insurance proceeds (minus collection expenses incurred by Buyer in the pursuit of such insurance proceeds) actually received by the Buyer on account of such Loss. Nothing in this Section 9.16 shall be deemed to obligate any Person to maintain any insurance or to pursue any claim against any insurer or third party.

      (b) To the extent that an indemnifying party has discharged any claim for indemnification hereunder, the indemnifying party shall be subrogated to all rights of the indemnified party against any Person, including any insurance company, to the extent of the Losses that relate to such claim. Any indemnified party shall, upon written request by the indemnifying party following the discharge of such claim, execute an instrument reasonable necessary to evidence such subrogation rights.

      (c) Any payments made as indemnification under Sections 9.12 or 9.14 shall be considered adjustments to the Purchase Price for purposes of the parties' respective tax filings and tax obligations.

SECTION 9.17 THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon, be enforceable against, and inure to the benefit of the parties and their respective successors and permitted assigns; otherwise, this Agreement shall not, and shall not be deemed to, inure to the benefit of or be enforceable by any third party.

SECTION 9.18 EXPENSES. Each party hereto shall bear its own expenses relating to the transactions contemplated by this Agreement; provided, however, that such expenses incurred by the Seller prior to Closing that remain outstanding as of the Closing Date shall be the sole responsibility of the Seller and the Buyer shall have no liability therefor. In the event of termination of this Agreement, the obligation of each party to pay its own expenses shall be subject to any rights of such party arising from a breach of this Agreement by the other party. Seller shall reimburse and indemnify the Buyer from and against any and all fees and expenses of agents, representatives, counsel, and accountants incurred by the Seller prior to the Closing Date that remain outstanding as of the Closing Date.

SECTION 9.19 REPRESENTATION BY COUNSEL. EACH PARTY HERETO REPRESENTS AND AGREES WITH EACH OTHER THAT IT HAS BEEN REPRESENTED BY, OR HAD THE OPPORTUNITY TO BE REPRESENTED BY, INDEPENDENT COUNSEL OF ITS OWN CHOOSING, AND THAT IT HAS HAD THE FULL RIGHT AND OPPORTUNITY TO CONSULT WITH ITS RESPECTIVE ATTORNEY(S), THAT TO THE EXTENT, IF ANY, THAT IT DESIRED, IT AVAILED ITSELF OF THIS RIGHT AND OPPORTUNITY, THAT IT OR ITS AUTHORIZED OFFICERS (AS THE CASE MAY BE) HAVE CAREFULLY READ AND FULLY UNDERSTAND THIS AGREEMENT IN ITS ENTIRETY AND HAVE HAD IT FULLY EXPLAINED TO THEM BY SUCH PARTY'S RESPECTIVE COUNSEL, THAT EACH IS FULLY AWARE OF THE CONTENTS THEREOF AND ITS MEANING, INTENT AND LEGAL EFFECT, AND THAT IT OR ITS AUTHORIZED OFFICER (AS THE CASE MAY BE) IS COMPETENT TO EXECUTE THIS AGREEMENT AND HAS EXECUTED THIS AGREEMENT FREE FROM COERCION, DURESS OR UNDUE INFLUENCE. THIS AGREEMENT IS THE PRODUCT OF NEGOTIATIONS BETWEEN THE PARTIES HERETO REPRESENTED BY COUNSEL AND ANY RULES OF CONSTRUCTION RELATING TO INTERPRETATION AGAINST THE DRAFTER OF AN AGREEMENT SHALL NOT APPLY TO THIS AGREEMENT AND ARE EXPRESSLY WAIVED. THE PROVISIONS OF THIS AGREEMENT SHALL BE INTERPRETED IN A REASONABLE MANNER TO EFFECT THE INTENTIONS OF THE PARTIES TO THIS AGREEMENT.

                         [SIGNATURES ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first above written.

                          "BUYER"

                          WYO-TECH ACQUISITION CORP.
                             a Delaware corporation

                          By:   /s/ PAUL R. ST. PIERRE
                             Name:  Paul R. St. Pierre
                             Title: Executive Vice President,
                                    Marketing & Admissions


                          "SELLER"

                          EAST COAST AERO TECH, LLC,
                          a Massachusetts limited liability company


                          By:  /s/ SAMUEL R. MORGAN III
                             Name: SAMUEL R. MORGAN III
                             Title: PRESIDENT



                          "OWNERS"

                          /s/ SAMUEL R. MORGAN III
                          _______________________________________
                              SAMUEL R. MORGAN III


                          /s/ WILLIAM S. MCLAUGHLIN
                          _______________________________________
                              WILLIAM S. MCLAUGHLIN

                                       S-1            (Asset Purchase Agreement)

                            ASSET PURCHASE AGREEMENT

                         CORINTHIAN/EAST COAST AERO TECH

                                LIST OF EXHIBITS

        Exhibit Designation               Exhibit Contents
            Exhibit A               Form of Escrow Agreement

            Exhibit B               Form of Assignment and Assumption Agreement

            Exhibit C               Form of Bill of Sale


                                       A-1            (Asset Purchase Agreement)